PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 3, 2002)
                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-86194

                                  $900,000,000

                               OMNICOM GROUP INC.
                Zero Coupon Zero Yield Convertible Notes due 2032

      This prospectus supplement relates to the resale by the selling securityholders of Zero Coupon Zero Yield Convertible Notes due 2032 of Omnicom Group Inc. and the shares of common stock issuable upon the conversion and/or redemption of the notes.

      This prospectus supplement should be read in conjunction with the prospectus dated June 3, 2002, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given to them in the prospectus.

      The following information replaces in its entirety the information provided in the prospectus under the caption "Selling Securityholders."

                             SELLING SECURITYHOLDERS

      The notes were originally issued by us and sold to J.P. Morgan Securities Inc., Goldman Sachs & Co. and Salomon Smith Barney Inc., to whom we refer elsewhere as the "initial purchasers," in a transaction exempt from the registration requirements of the federal securities laws. The initial purchasers resold the notes to persons reasonably believed by them to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus, as amended or supplemented, any and all of the notes and the shares of common stock issuable upon conversion and/or redemption of the notes.

      Set forth below are the names of each selling securityholder, the principal amount of notes that may be offered by such selling securityholder pursuant to this prospectus, as amended or supplemented, and the number of shares of common stock into which such notes are convertible, each to the extent known to us as of the date of this prospectus. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      The following table sets forth certain information received by us on or prior to June 13, 2002. However, any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus, as amended or supplemented, by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided, in transactions exempt from the registration requirements of the Securities Act.

                                                       Aggregate
                                                       Principal
                                                       Amount of
                                                        Notes at     Percentage of  Common Stock   Common Stock
                                                      Maturity that      Notes       Owned Prior    Registered
                       Name                            may be Sold    Outstanding   to Conversion    Hereby(1)
-------------------------------------------------     -------------   ------------  -------------  -------------
AIG DKR SoundShore Holdings Ltd. ................    $  9,200,000          1.0%            --            83,628
AIG DKR SoundShore Opportunity Holding
   Fund Ltd. ....................................       6,120,000            *             --            55,630
AIG DKR SoundShore Strategic Holding
   Fund Ltd. ....................................       4,680,000            *             --            42,541
Alpha U.S. Sub Fund VIII, LLC ...................       2,000,000            *             --            18,180
Alta Partners Holdings, LDC .....................      30,000,000          3.3%            --           272,700
American Pioneer Life Insurance Company of
   New York .....................................          80,000            *             --               727
American Progressive Life and Health Insurance
   Company of New York ..........................          80,000            *             --               727
American Public Entity Excess Pool ..............          80,000            *             --               727
Amerisure Mutual Insurance Company ..............         400,000            *             --             3,636
Argent Classic Convertible Arbitrage Fund L.P. ..       2,925,000            *             --            26,588
Argent Classic Convertible Arbitrage
   Fund (Bermuda) Ltd. ..........................       5,000,000            *             --            45,450
Argent LowLev Convertible Arbitrage Fund LLC ....         500,000            *             --             4,545
Argent LowLev Convertible Arbitrage Fund Ltd. ...       7,580,000            *             --            68,902
Aristeia International Limited ..................      28,875,000          3.2%            --           262,473
Aristeia Trading LLC ............................       8,625,000            *             --            78,401
B.G.I. Global Investors c/o Forest Investment
   Mngt L.L.C. ..................................         167,000            *             --             1,518
BMO Nesbitt Burns Inc. ..........................       8,000,000            *             --            72,720
CDC IXIS Paris ..................................      10,000,000          1.1%           400            90,900
Celina Mutual Insurance Company .................          20,000            *             --               181
Central States Health and Life Company of
   Omaha ........................................         210,000            *             --             1,908
Credit Suisse First Boston Europe Ltd. ..........      19,400,000          2.2%            --           176,346
CSA Fraternal Life Insurance Company ............         120,000            *             --             1,090
Dakota Truck Underwriters .......................          20,000            *             --               181
Deephaven Domestic Convertible Trading Ltd. .....      78,000,000          8.7%            --           709,020
Deutsche Bank Securities Inc. ...................      15,600,000          1.7%            --           141,804
Forest Alternative Strategies, II ...............         133,000            *             --             1,208
Forest Fulerum Fund L.L.P. ......................       2,667,000            *             --            24,243
Forest Global Convertible Fund Series A-5 .......       1,700,000            *             --            15,453
Gaia Offshore Master Fund Ltd. ..................      11,700,000          1.3%            --           106,353
Global Bermuda Limited Partnership ..............      14,000,000          1.6%            --           127,260
HBK Master Fund L.P. ............................       5,000,000            *             --            45,450
Innovest Finanzdienstleistungs AG ...............         545,000            *             --             4,954
JMG Convertible Investments, LP .................      10,000,000          1.1%            --            90,900
JMG Triton Offshore Fund, Ltd. ..................      20,000,000          2.2%            --           181,800
JP Morgan Securities Inc. .......................      58,540,000          6.5%            --           532,128
KBC Financial Products USA Inc. .................       5,750,000            *             --            52,267
Lakeshore International, Ltd. ...................      56,000,000          6.2%            --           509,040
Lincoln Heritage Life Insurance Company .........          40,000            *             --               363
LLT Limited .....................................         600,000            *             --             5,454
Lyxor Master Fund c/o Forest Investment
   Mngt L.L.C. ..................................       9,333,000          1.0%            --            84,836
Lyxor Master Fund ...............................       1,800,000            *             --            16,362
Lyxor Master Fund Ref: Argent/LowLev CB .........       1,000,000            *             --             9,090
Main Street America Assurance Company ...........         400,000            *             --             3,636
Marquette Indemnity and Life Insurance
   Company ......................................          80,000            *             --               727
Merrill Lynch International Limited(2) ..........      40,000,000          4.4%            --           363,600
Michigan Mutual Insurance Co. ...................         900,000            *             --             8,181
Michigan Professional Insurance Exchange ........          60,000            *             --               545
Midwest Security Life ...........................         240,000            *             --             2,181
MLQA Convertible Securities Arbitrage, Ltd. .....       5,000,000            *             --            45,450
Morgan Stanley & Co. ............................      70,000,000          7.8%            --           636,300
Mutual Protective Insurance Company .............         900,000            *             --             8,181
National Mutual Insurance Company ...............          30,000            *             --               272
NCMIC ...........................................         470,000            *             --             4,272
New Era Life Insurance Company ..................          50,000            *             --               454
Nicholas Applegate Investment Grade Convertible .          15,000            *             --               136
Oak Casualty Insurance Company ..................          40,000            *             --               363
Onyx Fund Holdings, LDC .........................      18,000,000          2.0%            --           163,620
Oklahoma Attorneys Mutual Insurance Company .....          10,000            *             --                90
Phico Insurance Company .........................         550,000            *             --             4,999
Physicians Mutual Insurance Company .............         550,000            *             --             4,999
Physicians Life Insurance Company ...............         250,000            *             --             2,272
Pioneer Insurance Company .......................          80,000            *             --               727
Premera Blue Cross ..............................       1,150,000            *             --            10,453
R(2) Investments, LDC ...........................      55,000,000          6.1%            --           499,950
RBC Capital Services Inc. c/o Forest Investment
   Mngt L.L.C. ..................................         133,000            *             --             1,208
Relay 11 Holdings c/o  Forest Investment
   Mngt  L.L.C. .................................       3,000,000            *             --            27,270
Salomon Smith Barney Inc. .......................      27,645,000          3.1%            --           251,293
Scor Life RE Convertible ........................         120,000            *             --             1,090
Sylvan (IMA) Ltd. c/o Forest Investment
   Mngt L.L.C. ..................................       2,000,000            *             --            18,180
Standard Mutual Insurance Company ...............         220,000            *             --             1,999
State National Insurance Company ................          90,000            *             --               818
Texas Hospital Insurance Exchange ...............          20,000            *             --               181
Transguard Insurance Company of America, Inc. ...         750,000            *             --             6,817
Tribeca Investments L.L.C. ......................      18,000,000          2.0%            --           163,620
Tuscarora Wayne Mutual Insurance Company ........          20,000            *             --               181
UBS O'Connor LLC F/B/O UBS Global Equity
   Arbitrage Master Ltd. ........................      26,750,000          3.0%            --           243,157
UBS O'Connor LLC F/B/O O'Connor Global
   Convertible Portfolio ........................       1,750,000            *             --            15,907
United National Insurance Company ...............         200,000            *             --             1,818
VESTA-WEX Insurance Exchange IASA ...............         150,000            *             --             1,363
Western Home Insurance Company ..................         170,000            *             --             1,545
Westward Life Insurance Company .................         150,000            *             --             1,363
West Virginia Fire Insurance Company ............          10,000            *             --                90
Wisconsin Lawyers Mutual Insurance Company ......         190,000            *             --             1,727
Wisconsin Mutual Insurance Company ..............         100,000            *             --               909
World Insurance Company .........................         400,000            *             --             3,636
Zurich Master Hedge Fund c/o Forest
   Investment Mngt L.L.C. .......................         267,000            *             --             2,427
Zurich Institutional Benchmark Master Fund Ltd. .         500,000            *             --             4,545
All other holders of notes or future transferees,
   pledges, donees or successors of any such
   holders(2)(3) ................................     187,100,000        20.8%             --         1,700,739
                                                     ------------       ------           ----         ---------
   Total(4) .....................................    $900,000,000       100.00%           400         8,181,000
                                                     ============       ======           ====         =========

*  Less than 1%

----------
(1)   Assumes conversion of all of the holder's notes at a conversion rate of
      9.09 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Merrill Lynch, Pierce Fenner & Smith Incorporated has advised us that it is not aware of any position, office or directorship relationship with Omnicom or its affiliates. However, Merrill Lynch has advised us that it may have from time to time acted in a financial investment advisory capacity to Omnicom.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(5)   Amounts may not sum due to rounding.

      The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in future prospectus supplements.

                                   ----------

            The date of this Prospectus Supplement is June 14, 2002.